Exhibit No. 5.1

LYNCH, CHAPPELL & ALSUP
A PROFESSIONAL CORPORATION
ATTORNEYS
THE SUMMIT, SUITE 700
300 NORTH MARIENFELD
MIDLAND, TEXAS 79701
TELEPHONE: (432) 683-3351
FACSIMILE: (432) 683-8346

February 4, 2004

Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701

Gentlemen:

     In our capacity as counsel for Parallel Petroleum Corporation (the “Company”), we have reviewed the corporation proceedings of the Company in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of 4,000,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”), on behalf of the selling stockholders as described in and pursuant to the Company’s Registration Statement of Form S-3 filed by the Company with the Securities and Exchange Commission (herein referred to as the “Registration Statement”).

     As the basis for the opinions hereafter expressed, we have examined copies of (i) the Company’s Certificate of Incorporation, as amended, (ii) its bylaws, as amended, (iii) resolutions adopted by the Company’s Board of Directors, and (iv) such other corporate records and documents, certificates of corporate and public officials and statutes as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisite to the effectiveness thereof.

     On the basis of the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

(a)	the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

February 4, 2004

(b)	the 4,000,000 shares of Common Stock that may be sold by the selling stockholders named in the Registration Statement have been duly and validly authorized by the Company and are legally issued, fully paid and nonassessable.

     The opinions expressed herein are limited to the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.

     You have informed us that the selling stockholders named in the Registration Statement may sell their respective shares of Common Stock from time to time on a delayed basis. This opinion is limited to the laws referred to above as in effect on the date hereof as to all facts as they presently exist.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

LYNCH, CHAPPELL & ALSUP,
a Professional Corporation

By:	/s/ Thomas W. Ortloff

Thomas W. Ortloff